Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
January 11, 2005

MIDWEST AIR GROUP REPORTS DECEMBER PERFORMANCE,
INCLUDING RECORD ANNUAL PASSENGER COUNT

Milwaukee, Wisconsin, January 11, 2005 – Midwest Air Group, Inc. (NYSE: MEH) today reported December performance data for Midwest Airlines and Midwest Connect. Additionally, for full-year 2004 the airline holding company recorded the highest passenger count in its 20-year history.

Midwest Air Group, Inc. — Performance Report

	December				Twelve Months Ended December 31,
	2004	2003	% Change		2004	2003	% Change
Midwest Airlines Operations
Origin & Destination Passengers	188,009	186,562	0.8		2,226,679	1,957,286	13.8
Scheduled Service Revenue Passenger Miles (000s)	192,579	192,165	0.2		2,296,252	1,968,753	16.6
Scheduled Service Available Seat Miles (000s)	297,952	283,998	4.9		3,554,656	2,967,844	19.8
Total Available Seat Miles (000s)	303,749	292,934	3.7		3,685,372	3,036,287	21.4
Load Factor (%)	64.6%	67.7%	(3.1	)pts	64.6%	66.3%	(1.7	)pts.
Revenue Yield (estimate)	$ 0.1171	$ 0.1154	1.5		$ 0.1216	$ 0.1321	(8.0)
Revenue per Schd. Svc. ASM (1) (estimate)	$ 0.0800	0.0820	(2.4)		$ 0.0824	$ 0.0917	(10.1)
Average Passenger Trip Length (miles)	1,024	1,030	(0.6)		1,031	1,006	2.5
Number of Flights	3,138	3,016	4.0		37,391	36,615	2.1
Into-plane Fuel Cost per Gallon (estimate)	$ 1.48	$ 1.05	41.4		$ 1.34	$ 1.00	33.6

Midwest Connect Operations
Origin & Destination Passengers	55,158	51,305	7.5		680,233	604,354	12.6
Scheduled Service Revenue Passenger Miles (000s)	16,666	14,967	11.4		203,895	203,808	0.0
Scheduled Service Available Seat Miles (000s)	30,729	27,406	12.1		362,505	382,200	(5.2)
Total Available Seat Miles (000s)	30,901	27,406	12.8		362,785	382,265	(5.1)
Load Factor (%)	54.2%	54.6%	(0.4	)pts	56.2%	53.3%	2.9	pts.
Revenue Yield (estimate)	$ 0.3461	$ 0.3351	3.3		$ 0.3680	$ 0.3328	10.6
Revenue per Schd. Svc. ASM (1) (estimate)	$ 0.1934	$ 0.1888	2.4		$ 0.2125	$ 0.1821	16.7
Average Passenger Trip Length (miles)	302	292	3.6		300	337	(11.1)
Number of Flights	4,774	4,318	10.6		56,599	54,863	3.2
Into-plane Fuel Cost per Gallon (estimate)	$ 1.56	$ 1.12	39.3		$ 1.40	$ 1.07	30.8

(1)     Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.
Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

###